Exhibit 99.1

FMC Corporation

1735 Market Street
Philadelphia, PA 19103

215.299.6000 phone
215.299.5998 fax

News Release	www.fmc.com

For Release: Immediate

Media contact: Jim Fitzwater – 215.299.6633

Investor Relations contact: Brennen Arndt – 215.299.6266

FMC Corporation Announces Closure of Foret Phosphates Plant in Huelva, Spain

PHILADELPHIA, November 30, 2010 – FMC Corporation (NYSE:FMC) announced today the company will cease operations at its Foret phosphates plant in Huelva, Spain, by December 31, 2010. The closure is due to a Spanish judicial ruling that prohibits Foret from adding gypsum to storage stacks near the Huelva site after December 31, 2010. Gypsum is a byproduct of phosphoric acid production at the front end of the plant. Phosphoric acid is used to make sodium and calcium phosphates, including sodium tripolyphosphate (STPP) at the back end of the Huelva plant.

Foret has challenged the judicial ruling in the Spanish courts and although the case is now in the appeals stage, a final judgment could take up to three years. According to Javier Carratala, FMC Foret managing director, the company has pursued access to a long-term supply of phosphoric acid to maintain back-end operations at the plant, but has been unable to secure a viable supply. The company has also explored other options to continue operations, but none have proved commercially viable.

“Unfortunately, we have exhausted all alternatives to keeping the plant operating,” said Carratala. “We will be meeting with union representatives to plan for an orderly shutdown that will enable us to continue the current production schedule to meet our customer-contracted needs through the end of 2010.”

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FMC Foret is a wholly owned subsidiary of FMC Corporation. FMC is a diversified chemical company serving agricultural, industrial and consumer markets globally for more than a century with innovative solutions, applications and quality products. The company employs approximately 4,800 people throughout the world. The company operates its businesses in three segments: Agricultural Products, Specialty Chemicals and Industrial Chemicals.

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